Exhibit 10.5

Inhibikase Therapeutics Collaboration AGREEMENT

With

Parkinson’s Institute

This Company Sponsored Research Agreement (this “Agreement”), effective as of the date of the latest signature appearing on the signature page below (“Effective Date”), is by and between Parkinson’s Institute, with a principal place of business at 675 Almanor Avenue, Sunnyvale CA 94085 (“Institute”), and Inhibikase Therapeutics, Inc., with principal offices located at 3350 Riverwood Pkwy SE, Ste 1900, Atlanta, Georgia, 30339 (“Company”), and is subject to the terms and conditions set forth herein.

SECTION 1: STATEMENT OF WORK. The Institute agrees to perform the testing and research, if any, pursuant to and as outlined in Attachment A (the clinical protocol and the FDA document and work performed pursuant to these documents, the “Research”) and in compliance with all applicable U.S. federal, state, and local statutes and regulations. The Institute will provide all reports or items that must be completed and delivered pursuant to the development and execution of the clinical protocol, if any (such reports and/or items, the “Deliverables”). The Company will provide know how, regulatory feedback, and pre-clinical efficacy, toxicology and other data necessary to develop any additional clinical protocols and such regulatory documents for the United States Food and Drug Administration (“FDA”) as may be required for the application of gastrointestinal (GI) endpoints for approval of Parkinson’s Disease therapeutics related to the Company’s products.

SECTION 2: PAYMENT FOR RESEARCH. The Company will pay the Institute for the Research actually performed for the amount set forth in and based on the Fee Schedule detailed in Attachment B. The Company will make payments to the Institute as and when the Scope of Work in Attachment A is performed. All payments are due within thirty (30) days after Company’s receipt of Institute’s invoice or as otherwise required in the Fee Schedule described in Attachment B.

SECTION 3: PERIOD OF PERFORMANCE. The performance of this Agreement shall begin on the date set forth on Attachment C and shall not extend beyond the estimated completion date set forth on Attachment C, unless amended by written agreement of the parties.

SECTION 4: TERMINATION. Performance under this Agreement may be terminated by either party effective on the date of written notice set forth in Attachment C. The Institute may also terminate performance on thirty (30) days’ written notice if circumstances beyond its reasonable control preclude resumption or continuation of performance of the Research. Upon termination, Company will reimburse the Institute for all costs and non-cancelable commitments reasonably and actually incurred by the Institute as and to the extent permitted under this Agreement in the performance of the Research, prior to and including the effective date of termination; provided, however, that in no event shall Company be responsible for any amount in excess of the pro-rata amount set forth in the Attachment B. Any provisions of this Agreement which by their nature extend beyond termination shall survive such termination.

SECTION 5: PRINCIPAL INVESTIGATOR. The Research performed by the Institute will be supervised by the principal investigator whose name is set forth in Attachment C (“Principal Investigator”). If, for any reason, the Principal Investigator is unable to continue as designated, and a successor acceptable to both the Institute and the Company is not available or otherwise agreed by the parties within thirty (30) days, this Agreement will be terminated on five (5) days’ written notice given by one party to the other.

SECTION 6: CONFIDENTIAL INFORMATION.

(a)	The free dissemination of information is an essential and long-standing policy of the Institute. However, the Institute and Company recognize that situations exist in which it is appropriate to maintain the confidentiality of certain proprietary information.

(b)	“Confidential Information” for purposes of this Agreement shall be defined as (i) information that one party has clearly marked as confidential and proprietary on the documents or data and provided to the other party in writing, or (ii) information that one party has orally identified as confidential to the other party and has subsequently identified to the other party in writing as confidential or proprietary within thirty (30) days of the oral disclosure; provided, however, that all of Company’s Property (as defined below), including, without limitation, the Reports (as defined below) and the information contained therein, shall constitute the Confidential Information of Company; provided, further, that Institute shall have the right to publish the final results of the Research in accordance with and subject to Section 8 of this Agreement. Either party may refuse to accept Confidential Information that is not required to fulfill the obligations of this Agreement.

(c)	Neither party will disclose nor cause the disclosure of any Confidential Information provided to it by the other party except to fulfill its obligations to the other party under this Agreement (i.e., in the case of the Institute, the performance of the Research) without the other party’s prior written consent unless the Confidential Information (i) has already been or is subsequently disclosed publicly by third parties not under a duty of confidentiality or otherwise in violation of this Agreement, (ii) was previously known or subsequently discovered independently by the party who is obliged to keep it confidential under this Agreement without the benefit of access to the Confidential Information, or (iii) is required to be disclosed by order of a court of law or other governmental authority. Neither party will use nor cause the use of the property of the other Party, including, without limitation, its Confidential Information, except for the limited purpose of fulfilling its obligations to the other party under this Agreement (i.e., in the case of the Institute, the performance of the Research) without the other party’s prior written consent.

(d)	Each Party shall limit access to Confidential Information received from the other Party to those persons having a “need to know” in connection with the Research and shall use reasonable efforts to ensure that any such person, including, without limitation, the Principal Investigator and each other person working under his supervision, receiving Confidential Information understands its confidential nature and shall be bound in writing by similar obligations not to make unauthorized disclosure or use thereof (each an “Institute Representative”).

(e)	Consistent with the foregoing, the Institute and Principal Investigator hereby acknowledge that certain of Company’s Property and Confidential Information shall be encoded or otherwise “cloaked” to protect and maintain the confidentiality thereof to Company, and agrees that it shall refrain and shall cause each person acting on its behalf to refrain from engaging in any act or attempt to act by which, or as a result of which, any such Company’s Property or Confidential Information would be reverse engineered, decompiled, translated, interpreted, decoded, revealed or otherwise identified.

(f)	Neither party shall disclose the Confidential Information of the other party until the fifth (5th) anniversary of the earlier of the ending date for performance of the Research as set forth in Attachment C or the fifth (5th) anniversary of the termination date; provided, however, that information that one party can demonstrate to be a trade secret shall be kept confidential for as long as it retains its trade secret protections.

(g)	Company acknowledges that the Institute is a 501(c)(3) corporation subject to the laws, regulations and rules of the United States of America and the State of California that could require the disclosure of information relating to this Agreement (the “Public Records Laws”). Company agrees that the Institute has the right, if and to the extent (but only to the extent) required by the Public Records Laws, to disclose information (including Confidential Information) provided to the Institute in connection with this Agreement. In the event that either party is required to disclose the Confidential Information of the other pursuant to the Public Records Laws, order of a court of law or other governmental authority, the party required to disclose will use reasonable efforts to give the other party prior written notice of any such required disclosure. The Institute acknowledges that it is Company’s position that its Confidential Information is protected from disclosure under the Public Records Laws pursuant to confidential “trade secrets” and public policy exemptions, and the Institute confirms its intention to take a similar position to the extent counsel for the Institute advises it is possible to do so in good faith, with respect to such information under the Public Records Laws; provided, however, that in no event shall any of Company’s Confidential Information be disclosed by Institute pursuant to Section 6(c)(iii) or this Section pursuant to the Public Records Laws without Institute first, to the extent not prohibited by law, notifying Company of its intent to do so as far in advance of disclosure as possible in order to permit Company to pursue such legal remedies as it may have in connection therewith, including, without limitation, declaratory judgements or protective orders.

SECTION 7: TANGIBLE AND INTELLECTUAL PROPERTY.

(a)	Company Property. Company shall own all right, title and interest in and to the Company Property. Any and all Company Property, whether or not it constitutes Confidential Information, shall remain the sole property of Company and will be used by the Institute solely in performing the Research and shall be returned by the Institute to the Company or destroyed by the Institute, as requested by Company, at the end of the term of this Agreement or upon early termination of this Agreement. For purposes of this Agreement, “Company Property” means (i) any and all intellectual property and materials, along with any and all improvements thereto, developed outside the scope of the Research, that are owned or in which rights are held and which is contributed or otherwise provided by Company, including, without limitation, the Company compounds and know how (as defined in the Protocol), to Institute for its use in performing the Research; (ii) the Reports; (iii) Company Owned Protocol Inventions (as defined below); and (iv) Company’s interest in Jointly Owned Protocol Inventions (as defined below). If Company Property is destroyed or no Company Property or residual Company Property remains at the conclusion of the Research under this Agreement, upon written request of Company, the Institute will provide Company with a certification of such destruction or that none remain. The Company Property shall be used with prudence and appropriate caution in any experimental work. THE MATERIALS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

(b)	Institute Property. The Institute shall own all right, title and interest in and to inventions, discoveries, material and improvements, whether or not patentable or copyrightable, that were conceived and/or developed by the Institute, its employees, faculty, students and/or staff before the Effective Date or that are developed solely by the Institute’s employees, faculty, students and/or staff independent of it performing the Research (“Institute Property”).

(c)	Protocol Inventions. Title to all Protocol Inventions (as defined below) made solely by Institute inventors shall reside in Institute (the “Institute Owned Protocol Inventions”); title to all Protocol Inventions made solely by Company inventors shall reside in Company (the “Company Owned Protocol Inventions”); title to all Protocol Inventions made jointly by Institute and Company inventors shall reside jointly in Institute and Company (the “Jointly Owned Protocol Inventions”). Inventorship shall be determined in accordance with United States patent law.

(d)	The Institute shall have a limited license to use the Company Property solely as necessary to perform the Research, which limited license, notwithstanding any other provision of this Agreement to the contrary, shall end on the date that this Agreement terminates.

(e)	Institute shall, in confidence, disclose in writing to Company within thirty (30) days of the earlier to occur of (i) the invention or (ii) submission of any invention disclosure thereon, any and all intellectual property, including, without limitation any and all improvements thereon, that are conceived or reduced to practice as a result of or from the Research or use of the Company Property (the “Protocol Inventions”). Company shall notify Institute within thirty (30) days of receipt of disclosure whether:

(1)	Company desires Institute to file patent applications on any Institute-Owned Protocol Invention or Jointly-Owned Protocol Invention, in which case Company shall reimburse Institute for all out of pocket patent application filing costs, including those for patentability opinions requested by Company, reasonably and actually incurred by Institute for such Protocol Inventions for which Company requested any such filings to be made;

(2)	Company desires to use its own patent counsel to file patent applications on all or any part of the Institute-Owned Protocol Inventions or Jointly-Owned Protocol Inventions, as applicable, in which case Company shall be directly responsible for such patent application filing but shall obtain Institute's prior approval of Company’s choice of counsel and of the patent applications for such Protocol Inventions, which approvals shall not be unreasonably withheld, denied, delayed or conditioned; or

(3)	Company does not desire that a patent application be filed on any Institute-Owned Protocol Inventions or Jointly-Owned Protocol Inventions, in which case the Company’s rights in and to such Protocol Inventions shall be disposed of in accordance with Institute policies with no further obligation to Company, except as may otherwise be mandated by law.

(g)	Institute hereby grants Company (i) a non-exclusive, worldwide, irrevocable, non-sublicensable (except to Company’s affiliates) and royalty-free license for internal research purposes to use all of Institute’s interest in and to the Institute-Owned Protocol Inventions and Jointly-Owned Protocol Inventions, whether or not claimed in a patent application filed to cover such Protocol Inventions, and (ii) with respect to Institute Owned Protocol Inventions or Jointly Owned Protocol Inventions for which Company has agreed to file patent applications or to reimburse Institute's costs for filing patent applications, Institute hereby grants Company an exclusive option to negotiate an exclusive, worldwide, royalty-bearing license, with rights to sublicense, to practice under such patents and any and all know how and Materials relating thereto to the fullest extent of Institute’s rights thereunder, and to make, have made, develop, use, lease, offer to sell, sell, import and export any products, processes and/or services covered thereby. Company shall have three (3) months from the date on which written disclosure is delivered to it of any Institute Owned Protocol Invention or Jointly Owned Protocol Invention to notify Institute of its desire to enter into such a license agreement, and the parties shall negotiate in good faith for a period not to exceed one (1) year after that notification, or such longer period of time as to which the parties may mutually agree.

(h)	The Institute shall provide Company with periodic progress reports on the Research, including without limitation, the Protocol Inventions, with such frequency as specified in Attachment A (the “Interim Reports”) and a final written report upon and within forty-five (45) days of completion of the Research, including, without limitation, any and all Protocol Inventions in existence at the time, or upon any earlier termination of this Agreement (the “Final Report,” together with the Interim Reports, the “Reports”), in which Final Report shall be disclosed the final results of the Research, including, without limitation, any and all results of the Research, including, without limitation, any and all testing performed by the Institute on Company’s Property delivered to the Institute under this Agreement (i.e., what was measured or tested and how and in what manner the testing is or was performed), any and all Protocol Inventions and any and all information relating thereto (collectively, the “Testing Results”). Company may use Reports and the results described therein for any and all purposes. Each party shall, at mutually agreed upon times, meet with representatives of the other party to discuss the Research and the Testing Results thereof.

SECTION 8: PUBLICATIONS.

(a)	The Institute engages in activities such as the Research that are the subject of this Agreement as part of its research role and service mission. In furtherance of this mission, the Institute has a strong institutional policy favoring the retention of publication rights as a means of educational exchange.

(b)	Both parties, including in the case of the Institute, the Principal Investigator, may publish and present the final results of the Research, including without limitation, at presentations at academic conferences, symposia, and professional meetings, in publications in scholarly journals, dissertations and theses, and via disclosures in grant applications (the “Publication Rights”); provided, however, that in no event shall a party’s Publication Rights include or otherwise extend to the other party’s Confidential Information, or as to Institute and Principal Investigator, the Company’s Property, which may not be the subject of any such publication, presentation or other use without the owner’s prior written consent, which consent may be denied in the owner’s sole and absolute discretion.

(c)	Each party (the “Publishing Party”) shall, and shall cause its employees and agents seeking to exercise such Publishing Party’s Publication Rights, to provide a copy of any such proposed presentation or publication that may relate to the final results of the Research to the other party (in such role, the “Non-Publishing Party”) at least sixty (60) calendar days prior to its submission, or in the case of abstracts, at least thirty (30) days prior to its submission (each being a “Publication”).

(d)	The Non-Publishing Party shall have sixty (60) calendar days after receipt of the proposed presentation or publication or, in the case of an abstract, thirty (30) days (“Review Period”), to review any such proposed Publication for the presence of (i) the Non-Publishing Party’s Confidential Information, (ii) when Institute is the Publishing Party, Company’s Property, and (iii) patentable information (e.g., Protocol Inventions). The Non-Publishing Party shall notify the Publishing Party in writing within the applicable Review Period if the proposed Publication contains Confidential Information to be removed or patentable information that Non-Publishing Party wishes to protect in accordance with Section 7 of this Agreement.

(e)	If Non-Publishing Party so notifies the Publishing Party within the applicable Review Period that any such Publication contains, in the case of the Institute being the Publishing Party, Company Property or the Non-Publishing Party’s Confidential Information, the Publishing Party shall remove all of such Company Property and/or Confidential Information prior to releasing the Publication to any third party; provided, however, that the Publishing Party may publish information that does not otherwise constitute the Non-Publishing Party’s Confidential Information as and to the extent one of the conditions of Section 6(c)(i)-(iii) is met with respect thereto. In the event that Non-Publishing Party advises the Publishing Party of the presence of patentable information, the Publishing Party agrees to refrain from submitting such proposed Publication for an additional period to be agreed between the parties, up to a maximum of sixty (60) calendar days from the date the Publishing Party receives Non-Publishing Party’s written notification, in which case the procedures set forth in Section 7 above shall apply. Notwithstanding any provision in this Section 8 to the contrary, this Section 8 shall in no event grant or otherwise constitute a license or other permission by the Non-Publishing Party to or in favor of the Publishing Party to disclose or otherwise use, whether in a Publication or otherwise, the Non-Publishing Party’s property unless such license or permission is granted in advance and in writing by the Non-Publishing Party.

(f)	The Institute also agrees to provide, in accordance with good academic standards and practices, an acknowledgment of Company’s support in any such publication, presentation or abstract.

SECTION 9: REGULATORY APPROVALS. By entering into this Agreement, the Institute represents that any Research involving animals have received appropriate review by The Institutional Animal Care & Use Committee (IACUC) #A-4068-01, prior to testing. The Company’s Property will be used in compliance with all applicable statutes and regulations, including the National Institutes of Health guidelines on the use of animals and recombinant DNA. The Company’s Property may not be used for in vivo testing in human subjects. Materials derived from human donors may not be transferred with any individual donor-identifying information.

SECTION 10: CERTIFICATIONS. The Institute and Company each certifies and agrees that (1) it is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization; (2) it is duly authorized and in good standing to conduct business in the State of Maryland; (3) it has all necessary power and has received all necessary approvals to execute and deliver this Agreement, and (4) the individual executing this Agreement on its behalf has been duly authorized to act for and bind such party.

SECTION 11: LIABILITY. The Institute and Company shall each be responsible for any and all liability resulting from its acts and/or omissions and the acts and/or omissions of its employees, officers, directors, agents and contractors, if any. Neither party shall be liable for any liability resulting from the acts and/or omissions of the other party and the other party’s employees, officers, directors, agents and contractors. The Institute is not authorized to and does not indemnify, hold harmless, and cannot defend Company or any third party for any liability that may result from activities under this Agreement.

SECTION 12: LIMITATIONS. Company is aware that there are constitutional and statutory limitations on the authority of the Institute to enter into certain terms and conditions by agreement, including, but not limited to, those terms and conditions relating to liens on the Institute’s property; disclaimers and limitations of liability for damages; waivers, disclaimers and limitations of legal rights, remedies, requirements and processes; limitations of periods to bring legal action; granting control of litigation or settlement to another party; liability for acts or omissions of third parties; payment of attorneys’ fees; dispute resolution; and indemnities (collectively, the “limitations”), and terms and conditions related to the limitations will not be binding on the Institute except to the extent authorized by the laws and constitution of the State of Maryland.

SECTION 13: NO BENEFIT CERTIFICATION. By accepting this Agreement, Company certifies that no Institute agent, employee or official, and no family members of any Institute agent, employee or official, will receive a personal benefit from the Institute’s provision of Research to Company, except as has been previously disclosed, in writing, to the Institute.

SECTION 15: EXCLUSION CERTIFICATION. The Institute and Company each certifies that it and its directors, officers, employees, or agents providing information or services under this Agreement (if any): (a) are not “sanctioned persons” under any federal or state program or law; (b) have not been listed in the current Cumulative Sanction List of the Office of Inspector General for the United States Department of Health and Human Services for currently sanctioned or excluded individuals or entities; (c) have not been listed on the General Services Administration’s List of Parties Excluded individuals or entities; and (d) have not been listed on the General Services Administration’s List of Parties Excluded from Federal Programs. In the event that a party becomes aware that it is no longer able to make these representations, this party shall immediately notify the other party and the other party may upon five (5) business days’ written notice terminate this Agreement.

SECTION 16: USE OF NAMES. Neither party will use the name, logo or trademarks of the other or the name of any of the other’s employees or agents in any form of publicity without the written permission of the other, signed by an officer with authority to sign on behalf of the entity whose name (or employee’s name) will be used.

SECTION 17: FORCE MAJEURE. Neither party will be liable or responsible to the other party nor be deemed to have materially breached this Agreement for failure or delay in fulfilling or performing the Research or any other obligation hereunder when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, tornadoes, hurricanes, natural disasters, embargoes, acts of terrorism, strikes, civil commotions, other acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that any such delay or other postponement of the Research and the services rendered or to be rendered thereunder pursuant to this Section by the Institute shall also excuse the obligation on the part of Company to pay or continue to pay for such services unless and until such time as such services resume. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

SECTION 18: RESOLUTION OF DISPUTES. The parties agree that any and all claims, controversies or disputes between the parties which arise out of or relate in any way to this Agreement or a breach hereof and which the parties are unable to resolve informally shall be submitted to non-binding mediation. By entering into this Agreement, the Institute is not waiving any immunities to which it is entitled and reserves the right to assert the same as a defense to any legal action.

SECTION 19: ASSIGNMENT. The rights granted to each party by this Agreement shall not be assignable or otherwise transferable by that party without the other party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Such assignment shall not relieve the assigning party of its obligations hereunder, and the other party may ask for reasonable assurances to such effect. Any such assignee of the assigning party shall be bound by the terms stated herein, as if the assignee were the original party to this Agreement.

SECTION 20: INDEPENDENT CONTRACTOR. The relationship of the parties shall be that of independent contractors. Neither party is authorized to act as the agent of the other, nor shall either party be bound by the acts of the other.

SECTION 21: NOTICES. Any notices required or permitted by this Agreement shall be in writing and shall be delivered by hand, by overnight courier, or by United States mail, postage prepaid to the location which is listed on the signature page underneath the signature of the applicable party.

SECTION 22: GOVERNING LAW. The parties agree to remain silent.

SECTION 23: SEVERABILITY. In case any provision of this Agreement is determined by a tribunal of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be in any way affected or impaired thereby.

SECTION 24: SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by the Institute without the prior written consent of Company, but may be assigned by Company, including to any company or transferee of all or substantially all of Company's assets or stock, of which Company agrees to provide written notice to Institute, and Institute may assign its right to receive payments hereunder. Subject to the foregoing, this Agreement shall be binding on each party’s successors and permitted assigns.

SECTION 25: ENTIRE AGREEMENT, MODIFICATIONS, ATTACHMENTS. This Agreement supersedes all prior agreements, written or oral, between Company and the Institute and will constitute the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement and each of its provisions will be binding upon the parties and may not be waived, modified, amended or altered except by a written document signed by both parties. Attachments A, B, and C are incorporated into and made a part of this Agreement by reference.

SECTION 26: COUNTERPARTS. This Agreement may be executed in counterparts, including by way of pdf or electronic copy, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its authorized representatives in its name and on its behalf.

INSTITUTE:		COMPANY:

Parkinson’s Institute		Inhibikase Therapeutics, Inc.

By:	/s/ Carrolee Barlow	By:	/s/ Milton H. Werner

Name:	Carrolee Barlow, MD, PhD	Name:	Milton H. Werner, PhD

Title:	Chief Executive Officer	Title:	President & CEO

Date:	10/01/2018	Date:	10/01/2018

Address For Notices:	Address For Notices and Payments:

Finance Department and CEO	3350 Riverwood Parkway, Suite 1900,
Parkinson’s Institute	Atlanta, Georgia 30339
675 Almanor Avenue
Sunnyvale, CA 94085

Address For Payments:

c/o Finance Department
Parkinson’s Institute
675 Almanor Avenue
Sunnyvale, CA 94085

READ AND UNDERSTOOD:

PRINCIPAL INVESTIGATOR:

By:	/s/ Carrolee Barlow
Date:	10/01/2018

Attachment A

SCOPE OF WORK

1.	Clinical Development Collaboration using Novel Measures of Gut Function in Parkinson’s Patients.

The Institute has conducted research, retrospective analyses and prospective clinical measures in Parkinson’s Disease patients for unresolved constipation, dysphagia and other gastrointestinal (GI) complications of Parkinson’s Disease (“Institute Proprietary Clinical Data”). The Company and Institute will jointly develop a clinical development strategy and pursue regulatory guidance and approval criteria using these Institute data that will focus on high resolution manometry and a wireless measurement capsule ingested by patients to define novel primary and secondary endpoints for treatment success as estimated by the timeline below.

Performance Schedule			Study Month
Task #		Duration (months)	1	2	3	4	5	6	7	8	9	10	11	12
1	Review of existing clinical data	0.25	X
2	Development of PIND briefing book for GI endpoints	0.75	X
3	FDA PIND Meeting	0.25		X
4	IND finalization for GI endpoint focused clinical development path	4		X	X	X	X
5	Clinical Protocol, ICF and Investigator Brochure for clinical studies following safety evaluation.	2				X	X

Attachment B

COSTS AND FEE SCHEDULE; ADDITIONAL CONSIDERATION

1.	Clinical Development Collaboration using Novel Measures of Gut Function in Parkinson’s Patients

Compensation related to the clinical development program will be comprised of a schedule of benefits based on the achievement of certain milestones as illustrated below:

a.	Consulting Services: The Institute will consult with and assist Company clinical staff to develop pre-IND clinical protocol(s) and rationale for the treatment of specific GI disorders in pre-Parkinson’s (pre-PD) and Parkinson’s (PD) patients at a rate of $400/hr for Dr. Barlow and $225/hr for non-executive PI staff. This work may include preparation of all regulatory documents and attending FDA meetings with the total hourly fees in respect of same capped at $35,000. Additional hours and work will be subject to mutual written agreement between Dr. Barlow on behalf of PI and Dr. Werner on behalf of Company.

b.	Use of Institute Proprietary Clinical Data: Institute Proprietary Clinical Data will be shared with Company upon execution of this Agreement. Issuance of Company warrants (“Warrants”) are subject to a successful or satisfactory conclusion of a due diligence process as carried on by Company in regards to such “Institute Proprietary Clinical Data” within thirty (30) days after the Effective Date. If Company agrees with Institute that the data properly forms the basis of a regulatory and clinical development pathway for GI primary endpoints, this data will be used jointly by the parties to develop clinical development plans for treatment of GI indications with Company’s proprietary compounds and using the Company’s knowledge related to mechanism of drug action. If Company disagrees with Institute that the Institute Proprietary Clinical Data can form the basis for a new regulatory and clinical pathway, then Company will provide Institute with a detailed report explaining the rationale and basis for this conclusion. The Institute will contribute Institute Proprietary Clinical Data and clinical endpoint measurement methods to establish a separate Investigational New Drug (IND) application for IkT-148009. This separate pathway must be distinct from the primary and secondary endpoints of the Company for treatment of Parkinson’s Disease in patient brain. Upon satisfaction of the diligence requirements outlined in this paragraph, Company will grant Warrants for 300,000 Shares of Company Common Stock at a $4.19/share exercise price with a 7-year exercise window (current value $1,257,000). Such Warrants may be exercised after the post-IPO lock-up period up to their expiration date. The use by Company of Institute Proprietary Clinical Data will not constitute a transfer of ownership.

c.	Royalty: In consideration of use of the Institute Proprietary Clinical Data and clinical measurement methods in the development of Company’s proprietary product (IkT-148009), the Institute will be entitled to receive a royalty of 1% of net sales earned by Company for the first $500 million in net sales earned by Company for IkT-148009, if the approval of IkT-148009 includes the use of the GI endpoints for treatment of GI indications to be developed by Institute as provided in the Scope of Work. This royalty reduces to 0.5% of the net sales earned by Company once cumulative net sales of IkT-148009 exceeds $500 million. If IkT-148009 is out-licensed to a third party in the future, appropriate language will be written into the third-party license agreement to reflect and protect the interests of the Institute as contemplated in this Attachment B.

d.	Cash Sale or Sublicense by Company of IkT-148009: In any sublicense arrangement or cash sale of IkT-148009, Institute will participate in the net proceeds received by Company from such a transaction if, and only if, the Institute Proprietary Clinical Data and GI clinical endpoints developed in the Scope of Work form the basis of such sublicense arrangement or cash sale. The Institute will participate in the net proceeds of such sublicense arrangement or cash sale if the foregoing conditions are met according to the following circumstances:

(1)  Preclinical

Institute shall be entitled to receive 1% of the net cash consideration if the Company reaches a sublicense agreement or sale agreement to license or sell all or substantially all development rights to a third-party to IkT-148009 prior to any clinical dosing

(2)  Post-phase 1

Institute shall be entitled to receive 5% of the net cash consideration if the Institute Proprietary Clinical Data and methods of analysis involving unique endpoints along with the Company’s Confidential Information on the pharmacology and safety of IkT-148009 forms the basis of a sublicense or sale agreement with a third party.

(3)  During Phase 2 or Post-Phase 2 proof-of-concept

If during or post-Phase 2 proof of concept, the clinical development path includes Institute Proprietary Clinical Data and proprietary clinical endpoints and Institute Proprietary Clinical Data as a material basis for a sublicensing or sale transaction, then Institute shall be entitled to receive 10% of the net cash consideration received by the Company.

Attachment C

AGREEMENT DETAILS

Beginning Date of Performance: The date of the latest signature appearing on the signature page of this Agreement

Ending Date of Performance: 365 days after the beginning date of the performance of the Research or delivery of services in accordance with the clinical protocol / Scope of Work

Invoices will be paid: Net 30 days after the date of receipt by Company

Amount of Notice to be Given for Termination: At least thirty (30) days.

The Research Performed by Institute Will Be Supervised by: Carrolee Barlow, M.D., Ph.D.

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